Exhibit 23.3

CONSENT OF INDEPENDENT CHARTERED PUBLIC ACCOUNTANTS

We have issued our report dated September 21, 2015, with respect to the financial statements of the RCM Division of QHR Technologies Inc. for the year ended December 31, 2014 contained in this Amendment No. 2 to the Registration Statement No. 333-205664 and Prospectus. We consent to the use of the aforementioned report in this Amendment No. 2 to the Registration Statement No. 333-205664 and Prospectus, and to the use of our name as it appears under the caption “Experts”.

/s/ Grant Thornton LLP

Vancouver, Canada
October 16, 2015